Exhibit 99



  RF Monolithics Reports Fourth Quarter 2005 and Fiscal Year Results; Company
               Avoids Major Adverse Effect from Delphi Bankruptcy


     DALLAS--(BUSINESS WIRE)--Oct. 13, 2005--RF Monolithics, Inc. (Nasdaq:RFMI) today reported sales for the fourth quarter ended August 31, 2005, were $11.5 million compared with sales of $12.5 million in the fourth quarter of the prior year and sales of $11.3 million reported for the third quarter of fiscal year 2005. Sales for the year ended August 31, 2005, were $46.2 million compared with sales of $48.5 million for the year ended August 31, 2004.
     Net loss for the fourth quarter ended August 31, 2005, was $202,000, or a loss of $0.03 per diluted share, compared to net income of $559,000, or $0.07 per diluted share, for the fourth quarter of the prior year. Net income for the year ended August 31, 2005, was $484,000 or $0.06 per diluted share, compared to the net income of $2.2 million or $0.27 per diluted share for the prior year.
     David M. Kirk, President and CEO of RF Monolithics, Inc., commented, "Our fourth quarter profitability was affected by Delphi Corporation's recent filing of reorganization under Chapter 11 of the Bankruptcy Code. Delphi is a major customer representing almost 12% of sales in the quarter. In order to fully reserve against our receivable exposure, we recorded $135,000 in additional reserves for the quarter. Delphi expects operations will continue to go forward as scheduled and we have minimized our financial exposure for fiscal year 2006. Apart from Delphi, a significant order for our higher-margin Virtual Wire(TM) product was moved out of the quarter due to customer delays in the roll out of a major program which we offset with short lead-time consumer orders received and filled within the quarter. These offsetting sales were generated by our low-power components and filter products which have lower gross profit margins. Also, in order to extend a multi-year purchase contract with an increase in market share and acceptance of a new product, we accelerated reduced pricing for a major customer resulting in lower revenue and gross profit for the quarter. The over-all effect of these events on the quarter was a gross profit margin of 26.5% instead of the 29-30% gross profit margin we had anticipated.
     "For the year, sales were down almost 5% from last year, primarily due to factors affecting the automotive market. Automotive production schedules for our major end users were down approximately 12% this year. We also had anticipated the TREAD ACT Regulations would have a more positive near-term effect on the demand for tire pressure monitoring, or TPM, devices. The effect of the final ruling was to delay implementation of the requirements to install TPM. These factors, combined with the ongoing decline in sales for mature products, not only eliminated the growth we had anticipated for the year, but effectively resulted in a 19% sales decline in our automotive market. Fortunately, we are not solely dependent on the automotive market and our 33% growth in the consumer market and the 38% increase in the Automated Meter Reading application in our industrial market nearly offset the automotive decline.
     "In fiscal year 2006, we expect to see significant sales increases in TPM-related products as a result of the TREAD ACT. We believe that Satellite Radio subscriptions will continue to be strong, resulting in corresponding strong sales activity for our filters in this application. We expect growth in the medical market with the recent approval of our Virtual Wire(TM) product in a major application in this area. We also see a lot of potential for our new Wireless Systems products as wireless sensor applications in the industrial market grow toward the potential 2010 target of five billion dollars."
     Mr. Kirk further commented, "For our first quarter of fiscal 2006, we expect sales to be up slightly compared to this quarter as we return to a more traditional product mix with less dependence on our components. We are expecting our gross profit margin to be in the 28% to 30% range. Considering the impact product mix has on our gross profit margin, going forward we expect to guide to a wider range rather than specific margins. Our operating expenses are also expected to be up slightly, as we continue to fund our strategic business plan. We will also recognize the non-cash impact of stock compensation for the first time under FAS123(R) of approximately $170,000."

     Quarter/Annual Highlights:

    -- Year-over-year sales declined approximately 5% due almost entirely to reductions in automotive production schedules during the year. The decline was somewhat offset by strong filter sales into Satellite Radio applications and very solid sales throughout the year in the industrial markets.

    -- Backlog at year-end of $10.5 million, down 11% compared to the prior year end, reflects reduced automotive production and continued pressure for shorter lead-times, particularly in the consumer market.

    -- Operating cash flow for fiscal year 2005 was $3.9 million and for the fourth quarter was $300,000, continuing to improve our cash position. We saw reductions in both receivables and inventory despite increased sales in our fourth quarter.

    -- We received approval for a medical application which has been in development for the past two years. The application requires long battery life, small foot print and proven reliability which made our Virtual Wire(TM) product the ideal wireless solution. We expect scheduled shipments will begin in the first half of fiscal year 2006.

    -- During the quarter, we announced FCC certification of the first mesh-enabled low-power module. Using extremely low-power microcontroller technology, the module can be programmed to operate for years without changing the battery.

    -- During the quarter, we announced the formation of RFM Technologies, Inc., a wholly owned subsidiary, that will be a vehicle to assist RFM in carrying out its strategic plan to assemble wireless solutions with products, technologies and applications composed of a wide range of radio modules, gateways, wireless sensor networks, point-to-point and mesh network protocols with development tools.

    -- We continued our commitment to quality and corporate responsibility as demonstrated by recent certification under ISO/TS16949:2002 international automotive quality standards and ISO 140001 environmental system standards as well as our compliance with the European Union's Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS).

    --  Product Mix for Current and Prior Quarter Sales were:


                                           Q4 FY05         Q3 FY05
                                       --------------- ---------------

        --  Low-power Components         $4.6 Million    $3.0 Million

        --  Virtual Wire(TM) Products    $2.3 Million    $2.7 Million

        --  Filter Products              $3.7 Million    $4.5 Million

        --  Frequency Control Modules    $0.7 Million    $1.0 Million

        --  Technology Development       $0.2 Million    $0.1 Million

               Total Sales              $11.5 Million   $11.3 Million

    -- Market Diversification for current and prior quarter sales were:


                                           Q4 FY05(a)    Q3 FY05(a)
                                          -----------   -----------

        -- Automotive                             26%          24%

        -- Consumer                               36%          36%

        -- Industrial                             22%          21%

        -- Telecom                                 9%          14%

        -- Other                                   7% (b)       5% (b)


(a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the Company's distributors.

(b) Other includes the Government and Medical applications and those sales through distribution which are not considered material for tracking by application by our distributors.


     About RFM:

     Celebrating over 25 years of providing low-power wireless solutions, RFM, headquartered in Dallas, Texas, is a leading designer, developer, manufacturer and supplier of radio frequency wireless solutions enabling wireless connectivity for the automotive, consumer, industrial, medical and communications markets worldwide, allowing our customers to provide products and services that are both cost effective and superior in performance. RFM's wireless solutions are supported by industry leading customer service. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

     Forward-Looking Statements:

     This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions as they affect the Company and its customers, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2004. The Company does not assume any obligation to update any information contained in this release.

     Management Conference Call:

     RFM will host a Conference Call, open to the public, today at 5:00 p.m. EDT. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:
     Internet Access -- RFM at http://www.rfm.com. Click on the "Investor Relations" section and then click on "WebCast Live." You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay will be available on Thomson/CCBN.
     Telephone Access -- The toll-free dial-in number is 1-800-772-8997, ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-888-509-0082. This replay will be active from 7:00 p.m. EDT October 13 through November 16, 2005.



                         RF Monolithics, Inc.
       Unaudited Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)

                                    Three Months        Year Ended
                                        Ended
                                     August 31,         August 31,
                                   2005     2004     2005      2004
                                  -------- -------- -------- ---------


Sales                             $11,492  $12,526  $46,222   $48,506
Cost of sales                       8,441    8,510   33,020    33,168
                                  -------- -------- -------- ---------
    Gross profit                    3,051    4,016   13,202    15,338
                                  -------- -------- -------- ---------
Research and development            1,094    1,271    4,381     4,470
Sales and marketing                 1,357    1,355    5,386     5,384
General and administrative            788      783    2,962     3,040
                                  -------- -------- -------- ---------
    Operating expenses              3,239    3,409   12,729    12,894
                                  -------- -------- -------- ---------
    Income (loss) from operations    (188)     607      473     2,444
Other expense, net                    (30)     (44)     (29)     (193)
                                  -------- -------- -------- ---------
    Income (loss) before income
     taxes                           (218)     563      444     2,251
Income tax (benefit) expense          (16)       4      (40)       14
                                  -------- -------- -------- ---------
    Net income (loss)               $(202)    $559     $484    $2,237
                                  ======== ======== ======== =========
Earnings (loss) per share:
    Basic                          $(0.03)   $0.07    $0.06     $0.29
                                  ======== ======== ======== =========
    Diluted                        $(0.03)   $0.07    $0.06     $0.27
                                  ======== ======== ======== =========
Weighted average common shares
 outstanding:
    Basic                           7,923    7,784    7,861     7,597
                                  -------- -------- ======== =========
    Diluted                         7,923    8,261    8,310     8,255
                                  ======== ======== ======== =========

                         RF Monolithics, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In Thousands)

                                              August 31,  August 31,
                                                  2005        2004
                                              ----------- ------------
ASSETS
Cash and cash equivalents                         $5,450       $2,715
Accounts receivable -- net                         6,753        7,357
Inventories -- net                                 8,616        9,133
Other current assets                                 315          282
                                              ----------- ------------
   Total current assets                           21,134       19,487
Property and equipment -- net                      6,235        7,003
Other assets -- net                                  470          283
                                              ----------- ------------
   Total                                         $27,839      $26,773
                                              =========== ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                               $4,586       $4,682
Other liabilities                                    181          245
                                              ----------- ------------
   Total liabilities                               4,767        4,927
Stockholders' equity                              23,072       21,846
                                              ----------- ------------
   Total                                         $27,839      $26,773
                                              =========== ============


     CONTACT: PR Financial Marketing, LLC
              Jim Blackman, 713-256-0369
              jimblackman@prfinancialmarketing.com
              or
              RF Monolithics, Inc., Dallas
              Carol Bivings, 972-448-3767
              bivings@rfm.com